FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5167	James Anderson, 312-822-7757
Sarah Pang, 312-822-6394	Robert Tardella, 312-822-4387

CNA FINANCIAL ANNOUNCES FIRST QUARTER 2016 RESULTS

•	Q1 NOI OF $0.34 PER SHARE; $0.64 ADJUSTED FOR RETRO REINSURANCE CHARGE

•	EXCLUDING CHARGE, Q1 NET OPERATING INCOME OF $174 MILLION

•	2016 P&C COMBINED RATIO OF 96.1% VS 98.9% IN 2015

•	BOOK VALUE PER SHARE EXCLUDING AOCI OF $42.61

•	QUARTERLY DIVIDEND OF $0.25 PER SHARE
CHICAGO, May 2, 2016 --- CNA Financial Corporation (NYSE: CNA) today announced first quarter 2016 net operating income of $91 million, or $0.34 per share, and net income of $66 million, or $0.24 per share. Property & Casualty Operations combined ratio for the first quarter was 96.1%.
CNA Financial also declared a quarterly dividend of $0.25 per share, payable June 1, 2016 to stockholders of record on May 16, 2016.

	Results for the Three Months Ended March 31
($ millions, except per share data)	2016	2015
Net operating income (a)	$91	$225
Net realized investment (losses) gains	(25)	8
Net income	$66	$233

Net operating income per diluted share	$0.34	$0.83
Net income per diluted share	0.24	0.86

	March 31, 2016	December 31, 2015
Book value per share	$42.41	$43.49
Book value per share excluding AOCI	42.61	44.66

(a)
Management utilizes the net operating income financial measure to monitor the Company's operations. Please refer to Note O in the Consolidated Financial Statements within CNA's annual Report on Form 10-K for the year ended December 31, 2015 for further discussion of this measure.

Property & Casualty Operations' net operating income was $207 million for the first quarter of 2016 as compared with $264 million in the prior year quarter. The decrease was driven by lower net investment income partially offset by improved underwriting results. Catastrophe losses were $24 million, after tax, as compared with $19 million, after tax, in the prior year quarter. Catastrophe losses in the first quarter of 2016 were primarily due to U.S. weather-related events.
Net operating results for our non-core segments decreased $77 million from the prior year quarter driven by an $83 million after-tax charge related to the application of retroactive reinsurance accounting to adverse reserve development ceded under the 2010 Asbestos and Environmental Pollution (A&EP) Loss Portfolio Transfer.
Net investment income, after tax, was $315 million as compared with $394 million in the prior year quarter. The decrease was driven by limited partnership investments, which returned (0.6)% as compared with 3.9% in the prior year period.
Property & Casualty Operations
“CNA’s first quarter results reflect continued underwriting discipline and steady progress in our underwriting performance,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “Our core P&C combined ratio of 96.1% improved 2.8 points, compared with the prior-year quarter."

	Results for the Three Months Ended March 31
($ millions)	2016	2015
Net written premiums	$1,668	$1,669
NWP change (% year over year)	—%	(6)%
Net investment income	$245	$373
Net operating income	207	264
Net income	191	269

Loss ratio excluding catastrophes and development	62.0%	62.3%
Effect of catastrophe impacts	2.3	1.9
Effect of development-related items	(3.6)	0.3
Loss ratio	60.7%	64.5%

Combined ratio	96.1%	98.9%
Combined ratio excluding catastrophes and development	97.4%	96.7%

Business Operating Highlights
Specialty

	Results for the Three Months Ended March 31
($ millions)	2016	2015
Net written premiums	$684	$698
NWP change (% year over year)	(2)%	(2)%
Net operating income	$127	$135
Net income	120	138

Loss ratio excluding catastrophes and development	62.5%	62.2%
Effect of catastrophe impacts	0.6	1.1
Effect of development-related items	(6.0)	(0.2)
Loss ratio	57.1%	63.1%

Combined ratio	89.4%	94.6%
Combined ratio excluding catastrophes and development	94.8%	93.7%

•
Net operating income decreased $8 million for the first quarter of 2016 as compared with the prior year quarter. Lower net investment income was partially offset by higher net favorable prior year development.

•
The combined ratio improved 5.2 points as compared with the prior year quarter. The loss ratio improved 6.0 points primarily due to higher net favorable prior year reserve development. Catastrophe losses were $4 million, or 0.6 points of the loss ratio, as compared to $7 million, or 1.1 points of the loss ratio for the prior year quarter. The expense ratio increased 0.8 points as compared with the prior year quarter due to higher underwriting expenses.

•
Net written premiums decreased $14 million as compared with the prior year quarter, driven by lower new business due to competitive market conditions. Average rate increased 1% for the policies that renewed in the first quarter of 2016 while achieving a retention of 87%.

Commercial

	Results for the Three Months Ended March 31
($ millions)	2016	2015
Net written premiums	$748	$759
NWP change (% year over year)	(1)%	(6)%
Net operating income	$74	$120
Net income	62	121

Loss ratio excluding catastrophes and development	61.6%	64.1%
Effect of catastrophe impacts	4.1	2.8
Effect of development-related items	(1.5)	—
Loss ratio	64.2%	66.9%

Combined ratio	101.9%	103.3%
Combined ratio excluding catastrophes and development	99.3%	100.5%

•
Net operating income decreased $46 million for the first quarter of 2016 as compared with the prior year quarter. This decrease was due to lower net investment income partially offset by improved underwriting results.

•
The combined ratio improved 1.4 points as compared with the prior year quarter. The loss ratio improved 2.7 points due to an improved non-catastrophe current accident year loss ratio and higher favorable net prior year reserve development. Catastrophe losses were $28 million, or 4.1 points of the loss ratio, as compared to $19 million, or 2.8 points of the loss ratio for the prior year quarter. The expense ratio increased 1.3 points as compared with the prior year quarter, due to higher underwriting expenses and contingent commissions.

•	Net written premiums decreased $11 million as compared with the prior year quarter. Average rate was flat for the policies that renewed in the first quarter of 2016 while achieving a retention of 83%.

International

	Results for the Three Months Ended March 31
($ millions)	2016	2015
Net written premiums	$236	$212
NWP change (% year over year)	11%	(14)%
Net operating income	$6	$9
Net income	9	10

Loss ratio excluding catastrophes and development	61.5%	56.7%
Effect of catastrophe impacts	2.1	1.3
Effect of development-related items	(2.4)	2.7
Loss ratio	61.2%	60.7%

Combined ratio	99.0%	98.3%
Combined ratio excluding catastrophes and development	99.3%	94.3%

•
The combined ratio increased 0.7 points for the first quarter of 2016 as compared with the prior year quarter. The loss ratio increased 0.5 points due to an increase in the current accident year loss ratio driven by political risk losses which was substantially offset by the favorable period over period effect of net prior year premium development. Catastrophe losses were $4 million, or 2.1 points of the loss ratio, as compared to $3 million, or 1.3 points of the loss ratio for the prior year quarter. The expense ratio increased 0.2 points as compared with the prior year quarter due to higher expenses, partially offset by the favorable impact of higher net earned premiums.

•
Net written premiums increased $24 million as compared with the prior year quarter. Results in the first quarter of 2015 were negatively affected by $16 million of unfavorable premium development primarily at Hardy. Excluding the effect of foreign currency exchange rates, premium development and the timing of reinsurance spend, net written premiums were steady as compared to the prior year quarter. Average rate was flat for the policies that renewed in the first quarter of 2016 while achieving a retention of 77%.

Life & Group Non-Core

	Results for the Three Months Ended March 31
($ millions)	2016	2015
Total operating revenues	$318	$326
Net investment income	187	179
Net operating loss	(2)	(17)
Net loss	(5)	(14)

•
Due to the recognition of the premium deficiency and resetting of actuarial assumptions in the fourth quarter of 2015, the operating results for our long term care business in 2016 now reflect the variance between actual experience and the expected results contemplated in our best estimate reserves. The net operating loss of $2 million for the first quarter of 2016 is reflective of long term care business performance, generally in line with expectations.

Corporate & Other Non-Core

	Results for the Three Months Ended March 31
($ millions)	2016	2015
Net investment income	$3	$6
Interest expense	42	39
Net operating loss	(114)	(22)
Net loss	(120)	(22)

•
Net operating loss increased $92 million for the first quarter of 2016 as compared with the prior year quarter. During the first quarter of 2016, we recorded net unfavorable development of $200 million related to our A&EP reserves. This unfavorable development was ceded under the 2010 A&EP Loss Portfolio Transfer; however the Company’s reported earnings were negatively affected by $83 million, after tax, due to the application of retroactive reinsurance accounting.

About the Company
Serving businesses and professionals since 1897, CNA is the country's eighth largest commercial insurance writer and the 14th largest property and casualty company.  CNA's insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. “CNA” is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the “CNA” service mark in connection with insurance underwriting and claims activities.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 515-2880, or for international callers, (719) 325-2370. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details. A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting Robert Tardella at 312-822-4387.
Definition of Reported Segments
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
Commercial works with an independent agency distribution system and a network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations.
International provides property and casualty insurance and specialty coverages on a global basis through its operations in Canada, the United Kingdom, Continental Europe and Singapore as well as through its presence at Lloyd’s of London.
Life & Group Non-Core primarily includes the results of the individual and group long term care businesses that are in run off.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.
Financial Measures
In the evaluation of the results of Specialty, Commercial and International, management utilizes the loss ratio, the expense ratio, the dividend ratio and the combined ratio. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP.  For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties affecting CNA, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA's expectations or any related events, conditions or circumstances change.

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